The Montgomery Funds
        Rule 10f-3 Transactions
        Arpil 1, 1996 Through June 30, 1996

Trade                                     $ Value    Purchase
  % of Fund    % of
Date    Security Description   Broker    Purchased     Price
  Assets TestIssue Test

ASSET ALLOCATION

4/29/96 Polycom               MSCO          $225,000    $9.00
     0.17%      0.94%
5/7/96  Associates First CapitGSCO          $522,000   $29.00
     0.41%      0.64%
5/23/96 HFS Inc               MSCO          $899,000   $62.00
    0.67%      1.46%
6/18/96 GTech Holdings Corp   DLJP          $977,500   $28.75
    0.73%      3.75%
6/19/96 Interstate Hotels     MLCO          $277,200   $21.00
    0.21%      1.31%

(1) - Purchase may not exceed three percent of the Fund's total assets. Ratio is ini systems and reports are based on net assets). If the ratio based on net asseets (obtained from First Data) to ensure compliance. Ratios in bold indic

(2) - Represents purchases by all affiliated Funds; may not exceed the greater of: (offering or (ii) $500,000 in principal amount, but in no event greater than